Exhibit 99.2
12-month Liquidity Shock Analysis
As of June 30, 2005
(Dollars in Thousands)
(Unaudited)

HOLDING COMPANY AND
NON-BANK SUBSIDIARIES
Unencumbered Liquidity:(1)

Cash and Money Market	$540,295

Investment Securities(2)(3)	210,437

Mortgage Loans(2)	58,372

Total Unencumbered Liquidity	$809,104

I. Unsecured Borrowings Maturing within 12 months:(4)
8.45% Senior Notes, due August 2005	8,000
Floating Rate Senior Notes, due December 2005	115,000
Approximate interest to be paid during the next 12 months on unsecured borrowings(5)	49,712

Total Unsecured Borrowings	172,712

II. Estimated Dividends (next 12 months)
Common Stock(6)	77,710
Preferred Stock	33,299

Total Estimated Dividends	111,009

Total Unsecured Borrowings and Dividends	$283,721

Unencumbered liquidity after payment of unsecured borrowings and dividends	$525,383

(1)	Based on cash, investment securities and mortgage loans as of June 30, 2005, without taking into consideration the 12-month cash flow forecast.

(2)	Based on its outstanding principal balance as of June 30, 2005.

(3)	Excludes fair value of IOs and derivative instruments.

(4)	Assumes unsecured borrowings are not refinanced.

(5)	Excludes $2.9 million of debt service associated with the industrial development bonds secured by Doral Financial’s corporate headquarters.

(6)	Based on current quarterly dividend of $0.18 per share and 107,930,236 shares of common stock outstanding as of June 30, 2005. Actual dividends are subject to the discretion of Doral Financial’s Board of Directors.